Wetpaint, a DraftDay Fantasy Sports Company, Agrees to Acquire Rant Inc to Become a Leading Social Publisher

NEW YORK – April 29 2016, – DraftDay Fantasy Sports Inc. (Nasdaq:DDAY) has agreed to acquire Rant Inc. in a move to become a market leader in social publishing. As a complement to its existing Wetpaint publishing business, Rant brings an expanded reach into sports, lifestyle, and entertainment publishing. In their best months combined, Wetpaint and Rant have received over 50 million monthly visitors to their properties. The combined properties currently have approximately 15 million fans on their Facebook pages and generate up to 300 million video views per month. Wetpaint and Rant will have an editorial team of 30 writers and will be able to draw upon content from more than 400 pre-screened writers.

Rant, Inc. is a leading digital publisher that publishes original content in 13 different verticals, most notably in sports, entertainment, pets, cars and food. Rant has delivered up to 11 monthly visits per visitor across its network, twice as much as industry leaders Buzzfeed and Vox in some months. Adweek reported that Rant’s flagship RantSports.com property was ranked #1 by Quantcast for target digital ad buying for the 2015 holiday season, indicating the power of reaching a targeted audience.

Wetpaint (Wetpaint.com) is the fastest growing entertainment news destination for millennial women. Covering the latest in television, music, and pop culture, Wetpaint reaches over 10 million entertainment enthusiasts on a monthly basis. Armed with our proprietary and patented Social Distribution System (algorithm), the Wetpaint editorial team publishes and socially optimizes more than 60 pieces of content daily. With over 10 million followers on Facebook, Wetpaint shows up within social feeds and drives traffic to the website.

Robert F.X. Sillerman, Executive Chairman and Chief Executive Officer, commented, “The merger of Wetpaint and Rant creates a formidable entrant in the exploding social publishing realm. While each enjoys unique and often unparalleled reach and access, together they create a broad and highly relevant source of must read content for highly desirable audiences. Leap frogging into the upper echelon of a growing market, we fully expect this to be the spring board for more growth and acquisitions.”

Brett Rosin, Founder and CEO of Rant, Inc. stated “We are excited to further accelerate our growth in social publishing and digital media through the combination of Rant and Wetpaint. Rant’s audience reach across all verticals, Wetpaint’s social distribution platforms, and both teams’ ability to create innovative and engaging content will create a phenomenal opportunity for users and advertisers alike. Our team is hungry to remain one of the fastest growing media companies in America since 2011. The combination with Wetpaint will provide significantly enhanced scale to continue that growth.”

DraftDay Fantasy Sports Inc. has agreed to acquire Rant for $5 million in cash and shares of DraftDay common stock equal to between 20%-24% of the fully diluted shares outstanding. Because the agreement is subject to a number of conditions that must be satisfied by each of the parties, there is no assurance that the proposed terms may not be changed or that any transaction may be consummated.

About DraftDay
DraftDay Fantasy Sports, Inc. operates Wetpaint.com, the leading online destination for entertainment news for millennial women. DraftDay Fantasy Sports, Inc. also offers a high quality daily fantasy sports experience directly to consumers and to businesses desiring turnkey solutions to new revenue streams. DraftDay Fantasy Sports, Inc. is the largest shareholder of DraftDay Gaming Group. DraftDay is well-positioned to become a significant player in the explosive fantasy sports market. DraftDay has paid out over $30 million in prizes with increased player retention and brand loyalty. DraftDay Fantasy Sports also operates Choose Digital, a digital marketplace platform that allows companies to incorporate digital content into existing rewards and loyalty programs in support of marketing and sales initiatives.

About Rant, Inc.
Rant and its expanding internet property lineup has established itself as a leading innovator in online media consumption. Known for the well-established brand RantSports, Rant has since expanded its reach towards the areas of lifestyle, fitness, exercise, entertainment, technology, and celebrities.  Rant has reached up to 40 million users per month and was recently named both #18 overall on Inc 500’s Fastest Growing Companies -- #1 in Media -- and #31 on Forbes’ Most Promising Companies of 2015.

Forward-Looking Statements

This press release may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and as defined in the U.S. Private Securities Litigation Reform Act of 1995. These forward-looking statements involve inherent risks and uncertainties that could cause actual results to differ materially from those projected or anticipated. All information provided in this press release is as of the date of this release. Except as required by law, DraftDay Fantasy Sports, Inc. undertakes no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise, after the date on which the statements are made or to reflect the occurrence of unanticipated events.

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Laura Radocaj, 212-825-3210
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